As filed with the Securities and Exchange Commission on September 9, 2009.
Registration No. 333-101451

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Cooper Industries plc
(Exact name of registrant as specified in its charter)

Ireland	98-0632292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5 Fitzwilliam Square
Dublin 2, Ireland
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Terrance V. Helz
Associate General Counsel and Secretary
600 Travis, Suite 5600
Houston, Texas 77002
(713) 209-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to public: as soon as practicable after this Post-Effective Amendment No. 1 becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑ Non-accelerated filer ☐ (do not check if smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Ordinary shares, par value $0.01 per share	(1)	(1)	(1)	(1)
Preferred share purchase rights	(2)	(2)	(2)	(2)

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-3 (Registration No. 333-101451). Therefore, no further registration fee is required.

(2)	Preferred share purchase rights initially are attached to and trade with the ordinary shares of the Registrant. One right will be issued with each ordinary share. Value attributable to such rights, if any, is reflected in the market price of the ordinary shares.

EXPLANATORY NOTE
          This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to Registration Statement on Form S-3 (Registration No. 333-101451) (as amended by this Post-Effective Amendment No. 1, the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Cooper Industries plc, an Irish public limited company (the “Company”), as successor issuer to Cooper Industries, Ltd., a Bermuda company (“Cooper-Bermuda”). Pursuant to a scheme of arrangement under Bermuda law, on September 8, 2009, all of the previously outstanding Class A common shares of Cooper-Bermuda (other than Class A common shares held by subsidiaries of Cooper-Bermuda) were cancelled and each holder of cancelled Cooper-Bermuda Class A common shares received ordinary shares of the Company on a one-for-one basis in respect thereof (the “Transaction”). As a result of the Transaction, Cooper-Bermuda became a wholly owned subsidiary of the Company. In connection with the Transaction, the Company assumed Cooper-Bermuda’s existing obligations in connection with the Cooper Industries, Ltd. Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”) and amended the Plan as necessary (i) to provide for the Company’s ordinary shares rather than Cooper-Bermuda’s Class A common shares to be purchased on the open market or issued under the Plan and (ii) to account for differences between Bermuda and Irish law. In addition, in connection with the Transaction, the preferred share purchase rights that were associated with the Class A common shares of Cooper-Bermuda (the “Old Rights”) were replaced with new preferred share purchase rights associated with the ordinary shares of the Company. The Company expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statement.
          In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby removes from registration any of the Old Rights previously registered on the Registration Statement that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Old Rights.

PROSPECTUS
COOPER INDUSTRIES PLC
Amended and Restated Dividend Reinvestment and Stock Purchase Plan
          This prospectus updates the original prospectus, dated November 25, 2002, for our Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”) to reflect a transaction completed on September 8, 2009 that resulted in our public shareholders holding ordinary shares in Cooper Industries plc, an Irish company, instead of Class A common shares in Cooper Industries, Ltd., a Bermuda company (the “Transaction”). In connection with the Transaction, Cooper Industries plc assumed Cooper Industries, Ltd.’s existing obligations in connection with the Plan and amended the Plan as necessary (i) to provide for Cooper Industries plc’s ordinary shares rather than Cooper Industries, Ltd.’s Class A common shares to be purchased on the open market or issued under the Plan and (ii) to account for differences between Bermuda and Irish law. In addition, in connection with the Transaction, the preferred share purchase rights that were associated with the Class A common shares of Cooper Industries, Ltd. were replaced with new preferred share purchase rights associated with the ordinary shares of Cooper Industries plc (the “New Rights”). If you were participating in the Plan prior to the Transaction, you do not need to take any action to continue participating in the Plan following the Transaction. This prospectus replaces the original prospectus in its entirety.

          Our Plan provides holders of record of our ordinary shares a simple and convenient way to hold shares in book-entry form and invest cash dividends and optional cash payments in additional ordinary shares.
          Ordinary shares offered under the Plan may be purchased in the open market, from us as newly issued shares, or any combination of the foregoing. The purchase price of newly issued ordinary shares purchased under the Plan will be the average of the high and low sales prices of the ordinary shares as reported on the New York Stock Exchange on the relevant investment date. The purchase price of ordinary shares purchased on the open market under the Plan will be the weighted average purchase price of the ordinary shares purchased on the open market for the Plan with respect to the relevant investment date. The investment date for dividend reinvestment is the dividend payment date. The investment date for optional cash payments is the first business day of each month. If, however, the investment date falls on a date when the New York Stock Exchange is closed, the first day immediately subsequent to such date on which the New York Stock Exchange is open will be the investment date.
          We will pay all costs of administration of the Plan and service and processing fees, including brokerage commissions, in connection with purchases of ordinary shares, excluding a service fee in connection with a participant’s election to purchase shares by automatic monthly electronic funds transfer from his or her bank account. Any service fees and processing fees, including the applicable brokerage commissions, in connection with the sale of shares credited to a participant’s account under the Plan will be charged to such participant.
          The ordinary shares are listed on the New York Stock Exchange.
          You should retain this prospectus for future reference.

          Investing in our ordinary shares involves risks. You should consider certain risk factors before enrolling in the Plan. See the risk factors in the documents incorporated in this prospectus by reference for more information.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 9, 2009

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“Commission”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell our ordinary shares pursuant to the Plan. This prospectus provides a description of the Plan. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits. We refer you to the registration statement and the related exhibits for further information and this prospectus is qualified in its entirety by such other information. Please carefully read this prospectus together with any additional information referred to in “Where You Can Find More Information” before investing in our ordinary shares under the Plan. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document.
          We are not offering ordinary shares pursuant to the Plan in any state where the offer is not permitted.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference room. The Commission also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. You also can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at our website, www.cooperindustries.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          We are incorporating by reference in this prospectus the documents we file with the Commission. This means we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents:
•	Cooper Industries, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Cooper Industries, Ltd.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Cooper Industries, Ltd.’s Current Reports on Form 8-K filed with the Commission on May 4, 2009, June 9, 2009, August 19, 2009 and September 1, 2009;

•	Cooper Industries plc’s Current Report on Form 8-K filed with the Commission on September 9, 2009;

•	The descriptions of Cooper Industries plc’s ordinary shares and the associated New Rights included in Items 8.01 and 1.01, respectively, of Cooper Industries plc’s Current Report on Form 8-K filed with the Commission on September 9, 2009, including any amendment or report filed for the purpose of updating any such description; and

•	All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering pursuant to this prospectus and any applicable prospectus supplement.
          Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in any applicable prospectus supplement or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). You may request a copy of these filings at the following address and telephone number:
Cooper Industries plc
600 Travis, Suite 5600
Houston, TX 77002
Attention: Corporate Secretary
Telephone: (713) 209-8400

ABOUT COOPER INDUSTRIES PLC
          We are a diversified, worldwide manufacturing company doing business in two business segments: Electrical Products and Tools. We have over 130 manufacturing facilities and approximately 28,000 employees in the United States and more than 22 foreign countries.
Electrical Products
          Our Electrical Products segment produces, markets and sells electrical and electronic distribution and circuit protection products and lighting fixtures and controls for use in residential, commercial and industrial construction, maintenance and repair. In addition, the segment produces and markets products for use by utilities and industries for primary electrical power distribution and control. Some of this segment’s major products include:
•	B-Line® support systems, enclosures and fasteners;

•	Buss®, Bussmann® and Edison® fuses;

•	Cooper Power Systems® distribution transformers, power capacitors, voltage regulators and surge arrestors;

•	Cooper Wiring Devices circuit protective devices;

•	Crouse-Hinds® and CEAG® electrical construction materials;

•	Crouse-Hinds®, Fail-Safe™, Halo® and Metalux® lighting fixtures;

•	Halo® recessed and track lighting fixtures;

•	Cooper Wiring Devices, sockets, connectors and switches;

•	Menvier® emergency lighting and fire detection systems;

•	Kyle® distribution switchgear; and

•	McGraw-Edison® lighting, transformer components, cable accessories and fuses.

Tools
          Our Tools segment produces, markets and sells hand tools for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use. Some of this segment’s major products include:
•	Campbell® chain products;

•	Crescent® pliers and wrenches;

•	Lufkin® measuring tapes;

•	Nicholson® files and saws;

•	Plumb® hammers;

•	Weller® soldering equipment;

•	Wiss® scissors;

•	Xcelite® screwdrivers; and

•	DGD™, Dotco® and Rotor Tool power tools.

THE PLAN
          Our Plan is described in the following questions and answers.
Advantages
          1. What are the advantages of the Plan?
          The Plan provides eligible holders of record of our ordinary shares a simple, convenient and inexpensive way to invest cash dividends and optional cash payments in additional ordinary shares and to hold shares in book-entry form. The Plan allows you to:
•	reinvest cash dividends on all shares registered in your name and credited to your account in book-entry form under the Plan in additional ordinary shares;

•	specify a number of shares on which to receive cash dividends, and automatically reinvest dividends on all remaining shares registered in your name;

•	purchase additional shares by making optional cash payments of not less than $25 in any month up to a maximum of $24,000 in any calendar year, regardless of whether or not you reinvest your dividends;

•	make automatic monthly purchases of shares by electronic funds transfer from your U.S. bank account;

•	achieve full investment of funds because fractions of shares, as well as whole shares, will be credited to your account (although only whole shares will be issued upon distribution of shares by the Plan to a participant, and any fractional share balances will be distributed in cash);

•	simplify your recordkeeping, as account statements will be mailed to you after each transaction; and

•	purchase shares without having to pay a commission or service fee, except that if you elect to purchase shares by automatic monthly electronic funds transfer from your U.S. bank account, you will be charged a service fee of $2.50 per transaction.
Eligibility
          2. a. Who is eligible to participate?
          All holders of record of ordinary shares are eligible to participate in the Plan. If your ordinary shares are currently registered in your name, you may participate in the Plan. If your shares are registered in a name other than your own (for example, in the name of a broker or bank nominee), you must become a shareholder of record by transferring all or part of your shares into your own name.
               b. What are the limitations on participation outside the United States?
          We reserve the right to deny participation in the Plan to any shareholder whose address of record is outside the United States if local laws require us to register the ordinary shares or become subject to local filing or securities laws. All participation in the Plan is subject to the laws of the country where the participant resides.
Administration
          3. Who administers the Plan?
          Computershare Trust Company, N.A. (“Computershare”), P.O. Box 43078, Providence, RI 02940-3078, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. The ordinary shares that you purchase under the Plan will be credited to your account at Computershare in book-entry form. Dividends on your ordinary shares will be either reinvested (on a full and fractional basis) in additional ordinary shares or paid to you in cash, in accordance with your election on your Enrollment Form.
Participation
          4. a. How does an eligible shareholder participate?
          Any eligible holder of ordinary shares may join the Plan by completing and signing an Enrollment Form and returning it to Computershare. Alternatively, as a holder of record of ordinary shares, you may enroll in the Plan by accessing your account online at Computershare’s website, www.computershare.com/investor. If you submitted an Enrollment Form relating to the Class A common shares of Cooper Industries, Ltd. prior to the Transaction, you do not need to take any action to continue participating in the Plan.
               b. When may an eligible shareholder join the Plan?
          An eligible holder of ordinary shares may join the Plan at any time. Once in the Plan, you will remain a participant until you elect to discontinue participation.
               c. When will reinvestment of dividends begin?
          Computershare will begin reinvesting dividends the next record date after the date Computershare receives your Enrollment Form.
Enrollment Form
          5. What does the Enrollment Form provide?
          The Enrollment Form provides the following three investment options for purchasing additional ordinary shares:
•	Elect “Full Dividend Reinvestment” to direct Computershare to apply all the cash dividends on all the shares registered in your name at or subsequent to the date Computershare receives your form, together with any optional cash payments, toward the purchase of additional ordinary shares;

•	Elect “Partial Dividend Reinvestment” to specify on the Enrollment Form the number of whole shares on which you wish to receive dividends in cash. Computershare will apply all dividends on all remaining shares then or subsequently registered in your name, together with any optional cash payments, toward the purchase of additional ordinary shares;

•	Elect “Optional Cash Payments Only” to receive cash payment of all dividends on shares registered in your name, and Computershare will apply only your optional cash payments toward the purchase of additional ordinary shares.
          6. Can a participant change his or her investment option?
          Yes. You may change your investment option at any time by submitting a new Enrollment Form indicating your new election. Alternatively, you may change your investment option online by accessing your account at www.computershare.com/investor or by calling Computershare at 781-575-2725.
          7. How does a participant discontinue reinvesting dividends?
          You may discontinue reinvesting dividends at any time by submitting a new Enrollment Form to Computershare indicating your new election. You may also discontinue reinvesting your dividends by accessing your account online at www.computershare.com/investor or by calling Computershare at 781-575-2725.
          If your request to discontinue dividend reinvestment is received by Computershare on or before the record date preceding a dividend payment date, that dividend and all subsequent dividends will be paid to you in cash unless you re-elect dividend reinvestment.
          If your request to discontinue dividend reinvestment is received by Computershare after the record date preceding a dividend payment date, your request to withdraw may not become effective until that dividend has been reinvested and the shares purchased have been credited to your account under the Plan. Computershare, in its sole discretion, may either pay that dividend in cash to you or reinvest it in shares on your behalf. If the dividend is reinvested, Computershare may sell the shares purchased and remit the sale proceeds to you, less any processing fee (including the applicable brokerage commissions Computershare is required to pay), required withholding for income taxes, and any other costs of sale.
Purchases
          8. a. What is the source of ordinary shares purchased under the Plan?
          At our discretion, shares purchased for your account under the Plan will be: (a) purchased directly from our authorized but unissued shares; (b) purchased by Computershare on the open market; or (c) any combination of the foregoing.
               b. When will shares be purchased under the Plan?
          Purchases from Cooper Industries plc of authorized but unissued ordinary shares will be made on the relevant investment date.
          The investment date for dividend reinvestment is the dividend payment date. The investment date for optional cash payments is the first business day of each month. If, however, the investment date falls on a date when the New York Stock Exchange is closed, the first day immediately subsequent to such date on which the New York Stock Exchange is open will be the investment date.
          Purchases on the open market will begin on the investment date and will be completed no later than 30 days from such date with respect to dividend reinvestment and 35 days with respect to optional cash payments except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. as Computershare may determine. Neither you nor Cooper Industries plc shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.
               c. What is the participant’s purchase price for shares purchased under the Plan?
          Your price for authorized but unissued ordinary shares purchased under the Plan will be the average of the high and low sales prices of the ordinary shares as reported on the New York Stock Exchange on the relevant investment date. Your price for shares purchased on the open market under the Plan will be the weighted average purchase price of ordinary shares purchased for the Plan with respect to the related investment. If no trading in the ordinary shares occurs on the New York Stock Exchange on the relevant investment date, we will determine the purchase price per share on the basis of such market quotations as we deem appropriate.
               d. How is the number of shares purchased for a participant determined?
          Your account in the Plan will be credited with the number of shares, including fractions, equal to the total amount invested by you for that purchase, after deduction of any taxes or any fees (if applicable), divided by the purchase price per share.

Optional Cash Payments
          9. a. How does the optional cash payment feature of the Plan work?
          You may make optional cash payments at any time in an amount no less than $25 in any month, for a total of no more than $24,000 in any calendar year. Computershare will apply any optional cash payment it receives from you before an investment date to the purchase of ordinary shares for your account on such investment date if the ordinary shares are purchased from us, and beginning on such investment date if ordinary shares are purchased on the open market. Neither we nor Computershare will pay any interest on cash payments held pending investment. Cash payments received by Computershare after an investment date will be held by Computershare until the next investment date. Therefore, we suggest that any optional cash payment be sent so as to reach Computershare shortly before the relevant investment date on which the cash is to be invested.
               b. How may optional cash payments be made?
               By Check
          You may make an initial optional cash payment when joining the Plan by enclosing a check with your Enrollment Form. Thereafter, you may make optional cash payments by check using the cash payment form attached to each statement of account. Your check must be made payable to “Computershare – Cooper Industries plc” drawn on a U.S. bank and payable in U.S. dollars. Cash, traveler’s checks, money orders or third party checks are not acceptable. Computershare will return an optional cash payment that it previously received from you if Computershare receives, at least two business days prior to the investment date, your written request for return of the optional cash payment.
               By one-time deduction, online, from your U.S. bank account
          You may make an optional cash payment online (www.computershare.com/investor) at any time by authorizing an electronic funds transfer from a U.S. bank account. Each one-time deduction must be in an amount no less than $25 per transaction. Please refer to the online confirmation for your account debit date and investment date.
               By automatic monthly optional cash investments directly withdrawn from your U.S. bank account
          You may also make automatic monthly investments of a specified amount (not less than $25 nor more than $2,000 per month) by electronic funds transfer from a predesignated U.S. bank account. A service fee of $2.50 will be deducted from the amount withdrawn from your account prior to each investment. To initiate automatic monthly deductions, you must complete and sign a direct debit authorization form and return it to Computershare together with a voided blank check or a deposit form for the account from which funds are to be drawn. Alternatively, you may authorize automatic monthly deductions online by going to www.computershare.com/investor. Deductions from your account will take place on the 25th of the month or the next business day if the 25th is not a business day. You may change or discontinue your automatic monthly investment by completing and submitting to Computershare a new direct debit authorization form or by going to www.computershare.com/investor. To be effective with respect to a particular investment date, the new instructions must be received by Computershare at least six (6) business days prior to such investment date. Automatic deductions will continue indefinitely until you notify Computershare that the automatic deductions are to stop and Computershare receives the notice.
               c. Is there an obligation to make optional cash payments?
          There is no obligation to make an optional cash payment in any month.

          If any check, draft or electronic funds transfer that is tendered or ordered by a participant as payment to Computershare to purchase ordinary shares is dishonored, refused or returned, such participant agrees that the purchased shares when credited to the participant’s account may be sold, on Computershare’s order without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and Computershare’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, such participant authorizes Computershare to sell additional shares then credited to the participant’s account as necessary to cover the amount owing, without the participant’s further consent or authorization. Computershare may sell shares to cover an amount owing as a result of the participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market will be considered to be commercially reasonable. A participant grants Computershare a security interest in all shares credited to such participant’s account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.
Costs
          10. What are the costs to a participant in the Plan?
          You will incur no service fees or processing fees (including the applicable brokerage commission Computershare is required to pay) for purchases made under the Plan, except that you will be charged a $2.50 service fee per electronic funds transfer transaction if you elect to make automatic monthly investments by electronic funds transfer from your U.S. bank account. We will pay all costs of administration of the Plan and service fees and processing fees (including brokerage commissions) in connection with purchases of shares, except such electronic funds transfer fees. You will be charged a service fee for each sale of shares from your account under the Plan and a processing fee for each whole share and fraction of a share sold. This processing fee includes the applicable brokerage commissions Computershare is required to pay. The fees will be deducted from the proceeds of the sale. See No. 13 for additional information.
Reports to Participants
          11. What kinds of reports will be sent to participants?
          As soon as practical after each purchase of shares on your behalf, Computershare will send you a statement of account showing the amount invested, price per share, number of shares purchased and total shares credited to your account. You should retain these statements for tax purposes. In addition, you will receive, from time to time, copies of all communications sent to shareholders.
          You will receive annually Internal Revenue Service information (on Form 1099-DIV) for reporting dividend income received.
Account-Related Matters
          12. a. Will certificates be issued for shares purchased?
          Shares purchased for your account under the Plan will be credited to your account in book-entry form. Cooper Industries plc does not issue share certificates.
               b. In whose name will an account be maintained?
          Your account under the Plan will be maintained in the name in which your account was registered at the time you entered the Plan. Fractional shares are held in nominee name for your benefit until whole shares are allocated to your account.
          13. How may book-entry shares credited to a participant’s account be sold?

          You can sell all or a portion of the shares credited in book-entry form to your Plan account by contacting Computershare.
          You have two choices when making a sale, depending on how you submit your sale request, as follows:
•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 781-575-2725. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 781-575-2725. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

Computershare may, for various reasons, require a transaction request to be submitted in writing. Participants should contact Computershare to determine if their particular request, including any sales request, must be submitted in writing. Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.
          14. a. How may shares be withdrawn from a participant’s book-entry account?
          You may withdraw shares credited to your account at any time. Your shares can be transferred to a brokerage account by utilizing Direct Registration System. Please contact your broker to arrange a transfer. Only whole shares can be withdrawn from your account. Fractional shares will be paid out in cash.
               b. Will dividends on shares withdrawn from a participant’s book-entry account continue to be reinvested?
          If you have authorized “Full Dividend Reinvestment,” cash dividends with respect to shares withdrawn from your book-entry account will continue to be reinvested. If cash dividends with respect to only part of your shares are being reinvested, Computershare will continue to pay dividends in cash on the number of shares specified by you on your Enrollment Form unless you complete and deliver a new Enrollment Form to Computershare specifying a different number of shares.

Rights Offerings, Stock Dividends or Stock Splits
          15. a. If Cooper Industries plc has a rights offering, how will the rights on ordinary shares in book-entry form be handled?
          Ordinary shares held in book-entry form will participate in any rights offering in accordance with the terms of such offering.
               b. What happens if Cooper Industries plc issues a dividend payable in ordinary shares or declares a stock split?
          Any ordinary shares distributed as a share dividend or as a result of a stock split on shares you hold in book-entry form will be credited to your account in book-entry form, provided they are the same type, class and series as the shares currently in your account.
Voting Rights
          16. How will Computershare vote shares credited to a participant’s account in the Plan at shareholders’ meetings?
          You will receive proxy materials for each meeting of shareholders that will enable you to vote whole shares credited to your account in book-entry form. If you elect, you may vote your shares in person at the shareholders meeting. Computershare will not vote your shares unless Computershare receives voting directions from you.
Irish Tax Consequences
          17. What are the material Irish tax consequences of acquiring, owning or disposing of Cooper Industries plc shares?
Scope of Discussion
The following is a general summary of the main Irish tax considerations applicable to certain investors who are the beneficial owners of Cooper Industries plc shares. It is based on existing Irish law and practices in effect on the date of this prospectus and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.
The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to Cooper Industries plc shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their Cooper Industries plc shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of the Cooper Industries plc shares.
Withholding Tax on Dividends
Distributions made by Cooper Industries plc are generally subject to dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20 percent) unless one of the exemptions described below applies, which we believe will be the case for the majority of shareholders. For DWT purposes, a dividend includes any distribution made by Cooper Industries plc to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. Cooper Industries plc is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.
When we refer in this discussion of withholding tax to shares held “beneficially” through “brokers,” we are specifically referring to shares held beneficially through brokers who in turn hold those shares through

DTC. Shareholders who hold shares beneficially through brokers who do not hold those shares through DTC should consult their own tax advisors.
Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from Cooper Industries plc if the shareholder is:
•	an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•	a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75 percent parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•	a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker at least 7 business days (and the relevant information is further transmitted to Cooper Industries plc’s qualifying intermediary) before the record date for the dividend (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly).
Cooper Industries plc has an agreement in place with The Bank of New York Mellon (“BNYM”) (which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”) which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement generally provides for certain arrangements relating to cash distributions in respect of those shares of Cooper Industries plc (the “Deposited Securities”) that are held through DTC. The agreement provides that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities, after Cooper Industries plc delivers or causes to be delivered to the qualifying intermediary the cash to be distributed. The agreement was initially entered into by Cooper Industries, Ltd. and BNYM on March 12, 2009; however, in connection with consummation of the Transaction, Cooper Industries, Ltd. will be assigning its rights under the agreement to Cooper Industries plc and Cooper Industries plc will be assuming Cooper Industries, Ltd.’s obligations under the agreement.
Cooper Industries plc will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the various Irish Revenue forms are available at
http://www.revenue.ie/en/tax/dwt/forms/index.html.
The list of “relevant territories” as defined for the purposes of DWT is set forth below:
Relevant Territories

1. Australia	24. Korea	47. The Republic of Turkey

2. Austria	25. Latvia	48. United Kingdom
3. Belgium	26. Lithuania	49. United States
4. Bulgaria	27. Luxembourg	50. Vietnam
5. Canada	28. Macedonia	51. Zambia
6. Chile	29. Malaysia
7. China	30. Malta
8. Croatia	31. Mexico
9. Cyprus	32. Moldova
10. Czech Republic	33. Netherlands
11. Denmark	34. New Zealand
12. Estonia	35. Norway
13. Finland	36. Pakistan
14. France	37. Poland
15. Georgia	38. Portugal
16. Germany	39. Romania
17. Greece	40. Russia
18. Hungary	41. Slovak Republic
19. Iceland	42. Slovenia
20. India	43. South Africa
21. Israel	44. Spain
22. Italy	45. Sweden
23. Japan	46. Switzerland
Shares Held by U.S. Resident Shareholders
Dividends paid on Cooper Industries plc shares that are owned by residents of the U.S. and held beneficially will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. Cooper Industries plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary).
Dividends paid on Cooper Industries plc shares that are owned by residents of the U.S. and held directly will not be subject to DWT provided that the shareholder has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to Cooper Industries plc’s transfer agent. Cooper Industries plc strongly recommends that shareholders who are residents of the U.S. and hold shares directly ensure that an appropriate Form W-9 or taxpayer identification number has been provided to Cooper Industries plc’s transfer agent. If you currently have amounts withheld from your dividend payments, we recommend that you contact our transfer agent to confirm whether a validly executed Form W-9 is on file.
If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
Shares Held by Residents of “Relevant Territories” Other Than the U.S.
Shareholders who are residents of “relevant territories” other than the U.S. who held any Cooper Industries, Ltd. shares on January 1, 2009, generally will receive dividends in 2009 without any DWT. For shares held beneficially, dividends will be paid in 2009 without any DWT if the address of the relevant shareholder in his or her broker’s records is in a “relevant territory” other than the U.S. Cooper Industries plc strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary). For shares held directly, dividends will be paid in 2009 without any DWT if the shareholder has provided a valid U.S. tax form showing an address in a “relevant territory” other than the U.S. to Cooper Industries plc’s transfer agent. Cooper Industries plc strongly recommends that such shareholders ensure that the appropriate tax form has been provided to Cooper Industries plc’s transfer agent.

Shareholders who are residents of “relevant territories” other than the U.S. who acquired all their Cooper Industries, Ltd. shares after January 1, 2009 or who acquire all their Cooper Industries plc shares after consummation of the Transaction must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends without DWT. Such shareholders must provide the appropriate Irish dividend withholding tax forms to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible after acquiring their shares.
In addition, all shareholders who are residents of “relevant territories” other than the U.S. (regardless of when such shareholders acquired their shares) must complete the appropriate Irish dividend withholding tax forms in order to receive their dividends in 2010 and later years without DWT. Such shareholders must provide the appropriate Irish forms to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend paid in 2010 (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible.
If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
Please note that this exemption from DWT does not apply to a shareholder (other than a body corporate) that is resident or ordinarily resident in Ireland or to a body corporate that is under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland.
However, it may be possible for such a shareholder to rely on a double tax treaty to limit the applicable DWT. Shareholders should consult their own tax advisor if they believe they may be subject to DWT.
Shares Held by Residents of Ireland
Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividend payments on their Cooper Industries plc shares. Shareholders who are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers at least 7 business days (so that such brokers can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisor.
Shares Held by Other Persons
Cooper Industries plc shareholders who do not reside in “relevant territories” or in Ireland will be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish dividend withholding tax form to his or her broker at least 7 business days (so that such broker can further transmit the relevant information to Cooper Industries plc’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to Cooper Industries plc’s transfer agent at least 7 business days before such record date (in the case of shares held directly). Cooper Industries plc strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or Cooper Industries plc’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.
Income Tax on Dividends Paid on Cooper Industries plc Shares
A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or the income and health levies on a dividend from Cooper Industries plc unless he or she holds his or her Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on. Shareholders who are neither resident nor ordinarily resident in Ireland and who are not entitled to an exemption from DWT generally have no additional Irish income tax liability or a liability to the income or health levy unless the shareholder holds Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Cooper Industries plc discharges such liability to Irish income tax provided that the shareholder furnishes a statement of DWT imposed to the Irish Revenue.
A shareholder who is a resident of a “relevant territory” or is otherwise exempt from DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless the shareholder holds Cooper Industries plc shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or levies on dividends received from Cooper Industries plc. Such shareholders should consult their own tax advisor.
Capital Acquisitions Tax
Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Cooper Industries plc ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Cooper Industries plc ordinary shares are regarded as property situated in Ireland as the share register of Cooper Industries plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.
CAT is levied at a rate of 25 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.
Stamp Duty
When we refer in this discussion of stamp duty to shares held “beneficially” through “brokers,” we are specifically referring to shares held beneficially through brokers who in turn hold those shares through DTC. Shareholders who hold shares beneficially through brokers who do not hold those shares through DTC should consult their own tax advisors.
A transfer of Cooper Industries plc shares from a seller who holds shares beneficially to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty.
A transfer of Cooper Industries plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Cooper Industries plc shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the shareholder must confirm to Cooper Industries plc that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. A person wishing to acquire shares directly may need to purchase the shares through a broker account and then transfer such shares into his or her own name.

Because of the potential Irish stamp duty on transfers of Cooper Industries plc shares, Cooper Industries plc strongly recommends that any person who wishes to acquire Cooper Industries plc shares acquire such shares beneficially through a broker.
We currently intend to pay (or cause one of our subsidiaries to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases Cooper Industries plc may, in its absolute discretion, pay (or cause one of its subsidiaries to pay) any stamp duty. Cooper Industries plc’s articles of association provide that, in the event of any such payment, Cooper Industries plc (a) may seek reimbursement from the buyer or seller, at its discretion, (b) may set-off the stamp duty against any dividends payable to the buyer or seller, at its discretion, of those shares and (c) may claim a first and permanent lien on the Cooper Industries plc shares on which stamp duty has been paid by Cooper Industries plc or its subsidiary for the amount of stamp duty paid. Cooper Industries plc’s lien shall extend to all dividends paid on those shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Cooper Industries plc shares has been paid unless one or both of such parties is otherwise notified by Cooper Industries plc.
Responsibility of Cooper Industries plc and Computershare
     18. What are the responsibilities of Cooper Industries plc and Computershare under the Plan?
     Neither we nor Computershare will be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to cease reinvestment of dividends for your account upon your death prior to receipt of written notice of your death from the appropriate fiduciary, the prices or times at which shares are purchased or sold for your account, or fluctuations in the market value of ordinary shares credited in book-entry form to your account.
     YOU SHOULD RECOGNIZE THAT NEITHER COOPER INDUSTRIES PLC NOR COMPUTERSHARE CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON ANY ORDINARY SHARES PURCHASED UNDER THE PLAN.
Suspension, Modification or Termination of the Plan
     19. May the Plan be suspended, modified or terminated?
     While the Plan is intended to continue indefinitely, we reserve the right to suspend or terminate the Plan at any time, including during the period between a dividend record date and the related dividend payment date. We also reserve the right to make modifications to the Plan. You will be notified of any such suspension, termination or modification. We and Computershare also reserve the right to terminate your participation in the Plan at any time.
Plan Correspondence
     20. Who should participants contact with questions about the Plan?
     Internet:
     You can obtain information about your account via the Internet on Computershare’s website at www.computershare.com/investor. You can access your share balance, sell shares and obtain online forms and other information about your account.
     Messages forwarded on the Internet will be responded to promptly. Computershare’s Internet address is www.computershare.com/investor.
     Telephone: Shareholder customer service, including sale of shares: 1-781-575-2725.

          TDD: A telecommunications device for the hearing impaired is available by calling 1-800-952-9245.
          An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.
          In Writing
          All correspondence regarding the Plan should be directed to:
Computershare Trust Company, N.A.
Cooper Industries plc Dividend Reinvestment Plan
P.O. Box 43078
Providence, RI 02940-3078
USE OF PROCEEDS
          Shares purchased under the Plan will either be shares purchased on the open market by Computershare or authorized but unissued shares purchased from us. If the shares are purchased on the open market, we will not receive any additional funds from those purchases. If the shares are authorized but unissued shares purchased from us, we will receive additional funds from those purchases to be used for general corporate purposes.
LEGAL MATTERS
          The validity of the issuance of the ordinary shares offered by this prospectus was passed upon for us by Arthur Cox, Dublin, Ireland.
EXPERTS
          The consolidated financial statements of Cooper Industries, Ltd. appearing in Cooper Industries, Ltd’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Cooper Industries, Ltd’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS AND SERVICE OF
PROCESS
          We are an Irish company. We have been advised by our Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:
•	the judgment must be for a definite sum;

•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

          An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.
          Since we are an Irish company, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against us in U.S. courts. We will irrevocably agree that we may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Cooper US, Inc. located at 600 Travis, Suite 5600, Houston, Texas 77002-1001, be our U.S. agent appointed for that purpose.
INDEMNIFICATION
          Cooper Industries plc’s articles of association, as well as Irish law and certain indemnification agreements, include provisions relating to the indemnification of Cooper Industries plc’s directors and officers, including potentially in respect of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Cooper Industries plc has purchased and maintains a directors’ and officers’ liability policy.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cooper Industries plc pursuant to the foregoing provisions, Cooper Industries plc has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should rely only on the information incorporated by reference or contained in this prospectus or any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date after the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction where such offer or solicitation is not permitted.
Cooper Industries plc
Amended and Restated
Dividend Reinvestment and
Stock Purchase Plan
PROSPECTUS
September 9, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution*
     The estimated expenses in connection with the issuance and distribution of the securities registered under the Registration Statement, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission registration fee	$920

Legal fees and expenses	6,000

Accounting fees	12,000

Printing of Registration Statement, Prospectus and related papers	7,000

25,920

*	Estimated

**	Paid at time of filing of original Registration Statement
Item 15. Indemnification of Directors and Officers
     The Company’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”). The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.
     In addition, the Company’s articles of association provide that the Company shall indemnify any current or former executive of the Company (excluding any directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be made a party by reason of the fact that he or she is or was such a director, executive or trustee, provided always that such indemnity shall not extend to any matter which would render it void pursuant to the Irish Companies Acts. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     The directors of the Company may on a case-by-case basis decide at their discretion that it is in the best interest of the Company to indemnify an individual director from any liability arising from his or her position as a director of the Company. However, this discretion must be exercised bona fide in the best interests of the Company as a whole.

     Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Company has purchased and maintains a directors’ and officers’ liability policy.
     In connection with the Transaction, Cooper-Bermuda and the Company are entering into deeds of indemnification with each of the directors of the Company and its Secretary (the “Director and Secretary indemnification agreements”) that provide that Cooper-Bermuda will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to the Company (or to Cooper-Bermuda prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. The Director and Secretary indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. Prior to seeking an indemnification payment or expense advance under the Director and Secretary indemnification agreement, the indemnitee shall seek an indemnification payment or expense advance under any applicable insurance policy and shall request that the Company consider in its discretion whether to make such indemnification payment or expense advance. In the event an indemnification payment or expense advance is not received pursuant to an insurance policy, or from the Company, within 60 calendar days of the later of the indemnitee’s request of the insurer and his or her request of the Company, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Cooper-Bermuda pursuant to the terms of the Director and Secretary indemnification agreement. In the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Company to indemnify the indemnitee under its articles of association as then in effect, the Company will provide such indemnification to the indemnitee and will reimburse Cooper-Bermuda for any indemnification or expense advance previously made by Cooper-Bermuda in connection with such claim.
     In connection with the Transaction, Cooper-Bermuda and the Company are entering into deeds of indemnification with each of the executives of the Company (other than the directors and Secretary) (the “Officer indemnification agreements”) that provide that the Company will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to the Company (or to Cooper-Bermuda prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. The Officer indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda.
Item 16. Exhibits
     For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment No. 1, which is incorporated into this Item 16 by reference.
Item 17. Undertakings
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in such effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
(e) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of September, 2009.

COOPER INDUSTRIES PLC (Registrant)
By:	/s/ Terry A. Klebe
Terry A. Klebe
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kirk S. Hachigian Kirk S. Hachigian	Chairman, President and Chief Executive Officer (principal executive officer)	September 9, 2009

/s/ Terry A. Klebe Terry A. Klebe	Senior Vice President and Chief Financial Officer (principal financial officer)	September 9, 2009

/s/ Rick L. Johnson Rick L. Johnson	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	September 9, 2009

*
Ivor J. Evans	Director	September 9, 2009

*
Lawrence D. Kingsley	Director	September 9, 2009

*
James R. Wilson	Director	September 9, 2009

*
Stephen G. Butler	Director	September 9, 2009

*
Dan F. Smith	Director	September 9, 2009

*
Gerald B. Smith	Director	September 9, 2009

*
Mark S. Thompson	Director	September 9, 2009

Name	Title	Date

*
Robert M. Devlin	Director	September 9, 2009

*
Linda A. Hill	Director	September 9, 2009

*
James J. Postl	Director	September 9, 2009

*By:	/s/ Terrance V. Helz
Terrance V. Helz
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of Cooper Industries plc (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

4.2	Certificate of Incorporation of Cooper Industries plc (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

4.3
Second Amended and Restated Rights Agreement dated as of September 8, 2009 between Cooper Industries plc, Cooper Industries, Ltd. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

5.1	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Powers of Attorney*

*	Filed herewith